EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the COMSYS IT Partners, Inc. 2004 Stock Incentive Plan and the 2003 Equity Incentive Plan of Comsys IT Partners, Inc. of our report dated March 19, 2004 (except Note 15, as to which the date is August 18, 2004), with respect to the consolidated financial statements of Comsys Holding, Inc. included in the proxy statement of Venturi Partners, Inc. dated September 7, 2004.

/s/ Ernst & Young LLP

Houston, Texas
November 8, 2004